Exhibit 10.1(p)

                                AMENDMENT TO THE
                       CENTURY TELEPHONE ENTERPRISES, INC.
                     SUPPLEMENTAL DEFINED CONTRIBUTION PLAN


     WHEREAS, an amendment to the Century Telephone Enterprises, Inc. Supplemental Defined Contribution Plan (the "Plan") was adopted by the Compensation Committee of the Board of Directors on November 20, 1996 and ratified by the Board of Directors on November 21, 1996 to make certain changes with respect to the membership of the committee of the Board of Directors that administers the Plan in order that the acquisition of phantom stock units through the Plan will meet the requirements of an exemption under amended Rule 16b-3 under the Securities Exchange Act of 1934 and to make other technical changes.

     NOW THEREFORE, the Plan is hereby amended as follows:

                                       I.

     Section 2.04 shall be amended to read in its entirety as follows:

          2.04 "Committee" shall mean the Compensation Committee of the Board of Directors of the Company or a subcommittee of the Compensation Committee. The Committee shall consist of two or more members of the Board of Directors, each of whom shall (a) qualify as a "non-employee director" under Rule 16b-3 under the Securities Exchange Act of 1934, as currently in effect or any successor rule, and (b) qualify as an "outside director" under Section 162(m) of the Code and the regulations thereunder.

                                       II.

     Section 3.01(c) under the heading "Participation" shall be amended to read in its entirety as follows:

          c. The coverage of the officer is duly approved by the Committee.

                                      III.

      Section 11.01 under the heading "Administration and Interpretation" shall be amended to read in its entirety as follows:

          11.01 The Plan shall be administered by the Committee. No individual who is or has ever been a member of the Committee shall be eligible to be designated as a participant or receive payments under this Plan. The Committee shall have full power and authority to interpret and administer the Plan and, subject to the provisions herein set forth, to prescribe, amend and rescind rules and regulations and make all other determinations necessary or desirable for the administration of the Plan. The Board may from time to time appoint additional members of the Committee or remove members and appoint new members in substitution for those previously appointed and to fill vacancies however caused.

     IN WITNESS WHEREOF, Century Telephone Enterprises, Inc. has executed this amendment in its corporate name as of the 21st day of November, 1996.

                                    CENTURY TELEPHONE ENTERPRISES, INC.

                                        /s/ R. Stewart Ewing, Jr.
                                    By: ________________________________
                                             R. Stewart Ewing, Jr.
                                           Senior Vice President and
                                            Chief Financial Officer